Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Chesapeake Oilfield Services, Inc. of our report dated April 16, 2012 relating to the financial statements of COS Holdings, L.L.C. which appears in such Registration Statement. We also hereby consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PRICEWATERHOUSECOOPERS LLP

Tulsa, Oklahoma

April 16, 2012